March 20, 2025

Andrew Gordon
Chief Executive Officer
COFFEE HOLDING CO., INC.
3475 Victory Boulevard,
Staten Island, New York 10314

       Re: COFFEE HOLDING CO., INC.
           Registration Statement on Form S-3
           Filed March 14, 2025
           File No. 333-285832
Dear Andrew Gordon:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing
cc:   Benjamin S. Reichel